Exhibit 99.1

May 10, 2010, Miami Beach, Florida. DIVINE SKIN, INC. (OTCBB: DSKX) a developer, marketer and distributor of personal care products, today announced that the Company has been granted eligibility status by the Depository Trust Company (DTC). DTC provides the electronic basis through which stock sales bought and sold through brokers are transferred from the seller’s brokerage account to the buyer’s account. This approval for DTC eligibility should enhance the ease with which the Company’s common stock can be exchanged.

ABOUT DIVINE SKIN, INC.

Divine Skin, Inc. is engaged in the development, marketing, and distribution of high performance products that encompass the personal care landscape. Through its distribution network, Divine Skin’s products are sold in over 20 countries. Management believes Divine Skin has established itself as a leader in certain categories of topical therapy for personal care applications, including hair loss.  The core of Divine Skin’s business model is the aggressive pursuit of innovation and technology.  Divine Skin currently distributes its DS Laboratories, Polaris and Sigma branded products through a network of specialty retailers, online stores, spas/salons, medical professionals, and wholesalers. The products within these brands contain proprietary technologies that utilize special encapsulation techniques for improved bioavailability and comprehensive formulations that have a wide spectrum of activity against common skin conditions. Examples of Divine Skin’s brands can be found on the following websites: www.dslaboratories.com, www.sigmaskin.com, and www.polarisresearch.co.uk.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Additionally, words such as “seek”, “intend”, “believe”, “plan”, “estimate”, “expect”, “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the impact of competition, future economic conditions, acceptance of our current and future products in U.S. and overseas markets, and regulatory issues, if any. Further information on Divine Skin’s risk factors is contained in its filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009. Divine Skin does not undertake any duty nor does it intend to update the results of these forward-looking statements.